Exhibit 99.4

CBS CORPORATION

Offer to Exchange up to 101,407,494 Shares of Common Stock of

CBS RADIO INC.

which are owned by CBS Corporation and

will be converted into Shares of Class A Common Stock of

ENTERCOM COMMUNICATIONS CORP.

for

Shares of Class B Common Stock of CBS Corporation

Pursuant to the Prospectus dated [●]

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON [●], UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CBS CLASS B COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER OR AFTER [●] (I.E., AFTER THE EXPIRATION OF 40 BUSINESS DAYS FROM THE COMMENCEMENT OF THE EXCHANGE OFFER), IF CBS DOES NOT ACCEPT YOUR SHARES OF CBS CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER BY SUCH DATE.

[●]

To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions:

In connection with the transactions described in the prospectus dated [●] (the “Prospectus”), CBS Corporation (“CBS”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus, together with any amendments or supplements thereto, to exchange (the “Exchange Offer”) up to 101,407,494 shares of common stock, par value $0.01 per share (“Radio Common Stock”), of CBS Radio Inc., a Delaware corporation (“CBS Radio”), owned by CBS for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B Common Stock”), of CBS that are validly tendered prior to the Expiration Date and not validly withdrawn. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

As more fully set forth in the Prospectus, the number of shares of Radio Common Stock you may receive in the Exchange Offer is based on the calculated per-share values determined by reference to the simple arithmetic average of the daily volume-weighted average prices for CBS Class B Common Stock and Entercom Class A Common Stock on the New York Stock Exchange during the three consecutive trading days ending on and including the second trading day preceding the expiration date of the Exchange Offer, as may be extended. See “The Exchange Offer—Terms of the Exchange Offer—Pricing Mechanism” in the Prospectus for a complete description of the pricing terms.

The number of shares of Radio Common Stock you may receive for each share of CBS Class B Common Stock accepted in the Exchange Offer is subject to an upper limit of [●] shares of Radio Common Stock for each share of CBS Class B Common Stock accepted in the Exchange Offer. If the upper limit is in effect at the expiration of the Exchange Offer (currently expected to be [●]), then the final exchange ratio will be fixed at the upper limit, and CBS will announce by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be [●]) immediately preceding the expiration date of the Exchange Offer (currently expected to be [●]), unless the Exchange Offer is extended or terminated, whether the upper limit is in effect, providing each holder of CBS Class B Common Stock with two full business days after knowing the final exchange ratio and whether the upper limit is in effect during which to decide whether to tender or withdraw their shares in the Exchange Offer; any changes in the prices of CBS Class B Common Stock or Entercom Class A Common Stock on those additional days of the Exchange Offer period will not, however, affect the final exchange ratio. See “The Exchange Offer—Terms of the Exchange Offer—Upper Limit” in the Prospectus for a complete description of the upper limit.

If the Exchange Offer is oversubscribed (i.e., if the number of shares of CBS Class B Common Stock validly tendered would result in more than the maximum number of shares of Radio Common Stock being exchanged), then the shares of CBS Class B Common Stock validly tendered and not validly withdrawn will generally be subject to proration. See “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of CBS Class B Common Stock” in the Prospectus for a complete description of the proration.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of CBS Class B Common Stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Prospectus, CBS is not conducting the Exchange Offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

No broker, dealer, commercial bank, trust company, custodian, other similar institution or fiduciary shall be deemed to be the agent of CBS or its financial advisors, CBS Radio, the exchange agent or the information agent for purposes of the Exchange Offer.

Participants in the CBS 401(k) Plan or CBS Radio 401(k) Plan should follow the special instructions that are being sent to them by the plan administrator. Such participants should not use the Letter of Transmittal to direct the tender of shares of CBS Class B Common Stock held in these plans. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of CBS Class B Common Stock allocable to their CBS Savings Plan accounts, subject to certain limitations set forth in any instructions provided by the plan administrator. To allow sufficient time for the tender of shares by the trustee of the applicable CBS Savings Plan, tendering holders must provide the tabulator for the trustee of the applicable CBS Savings Plan with the requisite instructions by 1:00 p.m., New York City time, on [●], unless the exchange offer is extended. If the exchange offer is extended, and if administratively feasible, the deadline for receipt of your direction may also be extended.

CBS’S OBLIGATION TO EXCHANGE SHARES OF RADIO COMMON STOCK FOR SHARES OF CBS CLASS B COMMON STOCK IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED IN THE PROSPECTUS, WHICH YOU SHOULD READ CAREFULLY AND IN ITS ENTIRETY.

For your information and for forwarding to your clients for whom you hold shares of CBS Class B Common Stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus;

2. a form of Letter of Transmittal for your use in accepting the Exchange Offer and tendering shares of CBS Class B Common Stock, including instructions therefor;

3. the Internal Revenue Service Form W-9 for U.S. Taxpayers, enclosed with the Letter of Transmittal;

4. a form of Notice of Guaranteed Delivery, to be used to accept the Exchange Offer if CBS Class B Common Stock and other required documents cannot be delivered to the exchange agent by 11:59 p.m., New York City time, on the Expiration Date;

5. a form of Letter to Clients, which may be sent to your clients for whose accounts you hold shares of CBS Class B Common Stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer;

6. a form of Notice of Withdrawal for use in withdrawing shares of CBS Class B Common Stock previously tendered in the Exchange Offer; and

7. a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON [●], UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. IN ADDITION, SHARES OF CBS CLASS B COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AFTER [●] (I.E., AFTER THE EXPIRATION OF 40 BUSINESS DAYS FROM THE COMMENCEMENT OF THE EXCHANGE OFFER), IF CBS DOES NOT ACCEPT YOUR SHARES OF CBS CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER BY SUCH DATE.

Shares of CBS Class B Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless CBS has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once CBS accepts shares of CBS Class B Common Stock tendered pursuant to this Exchange Offer, the tender is irrevocable.

CBS will not pay any fees or commission to any broker, dealer or other person (other than to the dealer managers, financial advisors, information agent or the exchange agent for soliciting tenders of CBS Class B Common Stock pursuant to the terms of the Exchange Offer). CBS will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies, custodians and similar institutions for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of CBS Class B Common Stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of (1) a Letter of Transmittal for shares of CBS Class B Common Stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (2) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson LLC, at 1-866-741-9588 (toll-free for all shareholders in the United States) and 1-781-575-2137 (all others outside of the United States). You may also contact the information agent for assistance with any questions you may have about the Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CBS OR ITS FINANCIAL ADVISORS, CBS RADIO, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.